Exhibit 1.89

ANORA GROUP PLC	STOCK EXCHANGE RELEASE	1 September 2021 at 8:30 a.m. EEST

THIS STOCK EXCHANGE RELEASE MAY NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. FOR FURTHER INFORMATION, SEE “IMPORTANT NOTICE” BELOW.

Merger of Altia and Arcus has been registered and the combination of Altia’s and Arcus’ business operations completed – Anora Group has been formed

Anora Group Plc (“Anora” or the “Company”) announces that the statutory cross-border absorption merger of Arcus ASA (“Arcus”) into Altia Plc (“Altia”) (the “Merger”) has been registered with the Finnish Trade Register on the effective date of the Merger on 1 September 2021. As a result of the registration of the completion of the Merger, Altia became Anora Group Plc and Arcus has been dissolved.

“It is great to see Anora beginning its journey today. With this merger of equals we have formed a leading wine and spirits brand house in the Nordics and a global beverage industry forerunner in sustainability. As one company, Anora has a stronger financial position to pursue its growth opportunities both in and outside the Nordics. We are uniquely positioned to create value for our stakeholders,” says Chairman of the Board of Directors Michael Holm Johansen.

“This is an exciting day for us as today we are Anora. I strongly believe that as Anora we can offer great opportunities both for our customers and partners, and for our employees. With our broader portfolio of iconic brands, innovation expertise and award-winning sustainability work we can provide greater value to our customers. We have a superior offering to our partners through our unique understanding of the Nordic consumer, our enhanced route-to-market and a strong local salesforce in our home markets. In our Industrial and Logistics operations, we expect greater volumes and economies of scale to drive productivity.

Together with our new Executive Management Team and colleagues we will, as of today, start building Anora, focusing on the integration of our businesses and creating a corporate culture where the Nordic values of equality and diversity are at the core,” says CEO Pekka Tennilä.

Based on the new shares issued as merger consideration to Arcus’ shareholders, the total number of Anora’s shares is 67,553,624 shares and the share capital is EUR 61,500,000. The shares have been admitted to trading on Nasdaq Helsinki Ltd under the trading code ANORA (ISIN code: FI4000292438) and on the Oslo Børs under the ticker code ANORA (ISIN code: FI4000292438).

The new Anora shares issued as merger consideration are expected to be delivered to Arcus shareholders on or about 3 September 2021. Recipients of merger consideration shares may trade Anora shares as from today, 1 September 2021. For further settlement details, please see the key dates announced by Arcus on 30 August 2021.

Arcus is consolidated to Anora as of 1 September 2021. Anora will provide more details on pro forma figures before Anora’s Q3 financial report.

Anora Executive Management Team

Anora’s CEO is Pekka Tennilä and CFO Sigmund Toth. The Executive Management Team of Anora was announced on 18 August 2021 and is effective from today.

Final decisions on a new operational structure of Anora are planned to be made during the fourth quarter of 2021, after consultation with employee representatives, as required.

Invitation to online launch event

Anora’s Executive Management Team will today introduce Anora to its stakeholders. The presentation including a Q&A session can be followed live today 1 September 2021 at 2:00 p.m. EEST (1:00 p.m. CET).

Access event here: https://anora.videosync.fi/introducing-anora.

ANORA GROUP PLC

Contacts:

Analysts and investors: Tua Stenius-Örnhjelm, Investor Relations, tel. +358 40 748 8864

Media: Petra Gräsbeck, Corporate Communications, tel. +358 40 767 0867

Distribution:

Nasdaq Helsinki Ltd

Oslo Børs

Principal media

www.anora.com

Information on Anora Group

Anora is a leading wine and spirits brand house in the Nordic region and a global industry forerunner in sustainability. Our market-leading portfolio consists of our own iconic Nordic brands and a wide range of prominent international partner wines and spirits. We export to over 30 markets globally. Anora Group also includes Anora Industrial and logistics company Vectura. In 2020, Anora’s aggregate net sales were EUR 640 million and the company employs about 1,100 professionals. Anora’s shares are listed on Nasdaq Helsinki and Euronext Oslo.

Important notice

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger. No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Altia, Arcus or the merger identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release includes information on the future results, plans and expectations with regard to the Combined Company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the Combined Company to differ materially from those expressed or implied in the forward-looking statements. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this release. Any representation to the contrary is a criminal offence in the United States.